Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-237840, 333-254626, 333-263763, and 333-270619) on Form S-8 and (Nos. 333-255833, 333-276077, and 333-276719) on Form S-3 of our report dated March 11, 2024, with respect to the financial statements of ORIC Pharmaceuticals, Inc.

/s/ KPMG LLP

San Diego, California
March 11, 2024